MIMBRES VALLEY FARMERS ASSOCIATION, INC.
d.b.a. FARMERS, INC.
STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED JUNE 30, 1996

                    Common       Retained       Treasury      Total
                    Stock        Earnings       Shares    Shareholders'
                                                             Equity
                 ----------    ------------     ---------  -----------
BALANCE,
JUNE 30, 1995    $  347,749    $  2,166,426   $ (3,350)    $ 2,510,825

     Net loss           -         (197,678)        -         (197,678)
                 ----------    ------------   ---------      ---------
BALANCE,
JUNE 30, 1996    $  347,749    $  1,968,748   $ (3,350)    $  2,313,147







The accompanying notes to financial statements are an integral part of this statement

MIMBRES VALLEY FARMERS ASSOCIATION, INC.
d.b.a. FARMERS, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 1996


CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                            $  (197,678)
     Adjustments to reconcile net loss to net cash
       used for operating activities  -
          Depreciation and amortization                      213,584
          Increase in accounts receivable                   (232,827)
          Decrease in notes receivable - supplier             45,063
          Increase in inventories                           (574,546)
          Increase in prepaid taxes and other               (290,478)
          Increase in accounts payable                       798,017
          Increase in accrued expenses                       150,341
          Decrease in income taxes payable                  (119,769)
          Decrease in deferred income taxes                  (67,119)
                                                         ---------------
              Net cash used for operating activities        (275,412)
                                                         ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Property and equipment additions                       (813,431)
     Increase in investments in supplier                      21,169
                                                         ---------------
          Net cash used for investing activities            (792,262)
                                                         ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Long-term debt borrowings                             2,567,925
     Repayments on long-term debt                         (1,370,922)
                                                         ---------------
          Net cash provided by financing activities        1,197,003
                                                         ---------------
NET INCREASE IN CASH                                         129,329

CASH at beginning of year                                    163,870
                                                         ---------------
CASH at end of year                                        $ 293,199
                                                         ---------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
          Cash paid for interest                           $ 165,157
                                                         ---------------
          Cash paid for income taxes                       $ 189,600
                                                         ---------------